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EXHIBIT 21

SUBSIDIARIES OF CONSTELLATION ENERGY GROUP, INC.*

Jurisdiction of Incorporation
Baltimore Gas and Electric Company	Maryland
Constellation Holdings, Inc.	Maryland
Constellation Investments, Inc.	Maryland
Constellation Power, Inc.	Maryland
Constellation Real Estate Group, Inc.	Maryland
Constellation Enterprises, Inc.	Maryland
Constellation Power Source, Inc.	Delaware
Constellation Energy Source, Inc.	Delaware
Safe Harbor Water Power Corporation	Pennsylvania
BGE Home Products & Services, Inc.	Maryland
CEG Acquisition, LLC	Delaware
Constellation NewEnergy, Inc	Maryland
Constellation Generation Group, LLC	Maryland
Calvert Cliffs Nuclear Power Plant, Inc.	Maryland
Constellation Nuclear Services, Inc.	Maryland
Constellation Power Source Generation, Inc.	Maryland
Constellation Power Source Holdings, Inc.	Maryland
BGE Capital Trust II	Delaware
Nine Mile Point Nuclear Station, LLC.	Delaware
  *
  The names of certain indirectly owned subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary pursuant to Rule 1-02(w) of Regulation S-X.

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SUBSIDIARIES OF CONSTELLATION ENERGY GROUP, INC.